Exhibit 99.1
August 3, 2009

Contacts:
JOHN H. PELUSI JR.	GREGORY R. CONLEY	MYRA F. MOREN
Chief Executive Officer	Chief Financial Officer	Director, Investor Relations
(412) 281-8714	(412) 281-8714	(713) 852-3500
jpelusi@hfflp.com	gconley@hfflp.com	mmoren@hfflp.com
HFF, Inc. reports second quarter 2009 financial and transaction production results
PITTSBURGH, PA — HFF, Inc. (NYSE: HF) reported today its financial and production volume results for the second quarter 2009. HFF, Inc. (the Company), through its Operating Partnerships, Holliday Fenoglio Fowler, L.P. (HFF LP) and HFF Securities L.P. (HFF Securities), is one of the leading providers of commercial real estate and capital markets services to the U.S. commercial real estate industry based on transaction volume and is one of the largest full-service commercial real estate financial intermediaries in the country.
Consolidated Earnings
Second Quarter Results
          The Company reported revenues of $16.4 million for the second quarter of 2009, a decrease of $27.2 million, or 62.3% compared to the second quarter of 2008 revenues of $43.6 million. The Company had an operating loss of $1.8 million compared to operating income of $3.4 million for the second quarter of 2008, representing a reduction in operating income of $5.2 million. This reduction in operating income is primarily attributable to the decrease in production volumes and related capital markets services revenues from the same period in the prior year. These decreases were caused, in large measure, by the continuing and significant downturn in debt and investment sales transaction activity in the U.S. commercial real estate markets during the second quarter and the first six months of 2009. This continuing significant decline in transaction activity over the past several quarters is the result of the combined effects of unprecedented losses and write-offs incurred by global financial institutions resulting in continuing liquidity and credit constraints in the global debt and equity markets combined with a continuing deep recession in the U.S. and other global economies. Offsetting the decrease in revenues was a reduction in total operating expenses of $21.9 million during the second quarter of 2009 compared to the same period of the prior year. The reduction in operating

HFF reports second quarter 2009 financial results

expenses is a result of a decrease in the majority of all cost categories, with the most significant decreases being in cost of services, personnel and supplies, research and printing expenses, which decreased by $16.8 million, $1.3 million and $1.9 million, respectively, as compared to the second quarter of 2008. The decreases in operating costs were driven in large measure by the variable cost categories, which are directly related to the lower capital markets services revenues, as well as the implementation of cost savings actions taken in the fourth quarter 2008 and the second quarter 2009, and through aggressive management of our discretionary spending.
          Interest and other income, net increased $1.1 million, or 116.2% primarily as a result of the sale of servicing rights on six loans the Company was servicing. This increase was slightly offset by lower interest earned on the Company’s cash balances due to decreased interest rates as compared to the same period in the prior year.
          The Company recorded an income tax benefit of $0.2 million in the second quarter of 2009, compared to income tax expense of $0.4 million in the second quarter of 2008. The income tax benefit in the second quarter of 2009 is primarily the result of the loss before income taxes for the three months ended June 30, 2009, which was partially offset by state income tax expense.
          The Company reported a net loss of $0.2 million for the quarter ended June 30, 2009 (after an adjustment to the second quarter results of $0.3 million to reflect the impact of the noncontrolling interest of HFF Holdings LLC (Holdings) in the Operating Partnerships), compared with a net income of $1.1 million for the same period last year (after adjustments to the results for the quarter ended June 30, 2008 of approximately $2.9 million to reflect the impact of the noncontrolling interest of Holdings in the Operating Partnerships). Net loss for the quarter ended June 30, 2009 was $0.01 per diluted share.
          EBITDA (a non-GAAP measure whose reconciliation to net loss can be found within this release) was $1.1 million for the quarter ended June 30, 2009, a decrease of approximately $4.0 million as compared to $5.1 million in the same period in the prior year.
Six Month Results
          The Company reported revenues of $29.7 million for the six months ended June 30, 2009, a decrease of $46.1 million, or 60.9%, compared to the same period last year. Operating loss was $7.9 million

HFF reports second quarter 2009 financial results

compared to operating income of $1.9 million for the six months ended June 30, 2008, representing a decrease of $9.8 million. This decrease in operating income is attributable to the decrease in production volumes and related capital markets services revenues from the prior year. Partially offsetting this decrease in revenue of approximately $46.1 million is a reduction in total operating expenses of approximately $36.3 million during the first six months of 2009 compared to the same period of the prior year. This reduction in operating expenses is a result of a decrease in cost of services of approximately $28.5 million, which is primarily due to the decrease in commissions and other incentive compensation directly related to the lower capital markets services revenues, and a decrease in operating, administrative and other expenses (including depreciation and amortization) of $7.8 million, which is primarily related to a reduction in other performance-based accruals and cost reductions due to the cost savings initiatives previously mentioned, which include reduced travel and entertainment costs and reduced supplies, research and printing costs. The operating results for the first six months of 2008 included income of $3.6 million related to a decrease in the estimated amount due to Holdings under a tax receivable agreement (see Note 2). There was no such income recorded in the first six months of 2009.
          The Company reported a net loss of $2.2 million (after an adjustment to the six months results of $2.6 million to reflect the impact of the noncontrolling ownership interest of Holdings in the Operating Partnerships) for the six month period ended June 30, 2009, compared with net income of $0.1 million (after adjustments to the results for the six month period ended June 30, 2008 of $2.8 million to reflect the impact of the noncontrolling ownership interest of Holdings in the Operating Partnerships) for the same period last year. Net loss attributable to controlling interest for the six month period ended June 30, 2009 was $2.2 million, or $0.14 per diluted share.
          EBITDA was a negative $3.8 million for the six months ended June 30, 2009, a decrease of $12.7 million as compared to the same period in the prior year.

HFF reports second quarter 2009 financial results

HFF, Inc.
Consolidated Operating Results
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
Revenue	$16,433	$43,589	$29,661	$75,769

Operating expenses:
Cost of services	10,195	27,041	20,884	49,351
Operating, administrative and other	7,162	12,380	14,968	23,054
Depreciation and amortization	889	742	1,745	1,476

Total expenses	18,246	40,163	37,597	73,881

Operating (loss) income	(1,813)	3,426	(7,936)	1,888

Interest and other income, net	1,989	920	2,402	1,926
Interest expense	(316)	(5)	(322)	(11)
Decrease in payable under the tax receivable agreement (2)	—	—	—	3,580

(Loss) income before income taxes	(140)	4,341	(5,856)	7,383

Income tax (benefit) expense	(231)	361	(1,041)	4,464

Net income (loss)	91	3,980	(4,815)	2,919

Net income (loss) attributable to noncontrolling interest (1)	291	2,912	(2,572)	2,814

Net (loss) income attributable to controlling interest	$(200)	$1,068	$(2,243)	$105

Earnings per share — basic	$(0.01)	$0.06	$(0.14)	$0.01
Earnings per share — diluted	$(0.01)	$0.06	$(0.14)	$0.01

EBITDA	$1,065	$5,088	$(3,789)	$8,870

HFF reports second quarter 2009 financial results

Production Volume and Loan Servicing Summary
          The reported volume data presented below (provided for informational purposes only) is unaudited and is estimated based on the Company’s internal database.
Unaudited Production Volume by Platform

	(dollars in thousands)
	For the Three Months Ended June 30,

By Platform	2009		2008
		# of		# of
	Production Volume	Transactions	Production Volume	Transactions
Debt Placement	$1,427,356	75	$4,618,890	134
Investment Sales	128,130	10	2,147,884	38
Structured Finance	68,893	4	184,883	14
Loan Sales	23,762	2	547,440	6

Total Transaction Volume	$1,648,141	91	$7,499,097	192

Average Transaction Size	$18,111		$39,058

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$1,958,000		$2,020,500
Loan Servicing Portfolio Balance	$24,604,391	2,060	$23,745,505	2,040
Second Quarter Production Volume Results
          Beginning in 2008 and continuing in 2009, the U.S. commercial real estate sector has experienced a significant decrease in the number of transactions due to adverse conditions in the global and domestic capital markets combined with the continuing deep recessionary economies in much of the world, especially in the U.S., which continued to have a significant and adverse impact on the Company’s production volumes and related capital markets services revenues for the second quarter 2009 as well as for the first six months of 2009.
          The Company reported production volumes for the second quarter 2009 which totaled approximately $1.6 billion on 91 transactions, representing a 78.0% decrease in production volume and a 52.6% decrease in the number of transactions when compared to second quarter 2008 production of

HFF reports second quarter 2009 financial results

approximately $7.5 billion on 192 transactions. The average transaction size for the second quarter 2009 was $18.1 million, approximately 53.6% lower than the comparable figure of $39.1 million for the second quarter 2008.
•	Debt Placement production volume was approximately $1.4 billion in the second quarter of 2009, representing a 69.1% decrease from second quarter 2008 volume of approximately $4.6 billion.

•	Investment Sales production volume was approximately $0.1 billion in the second quarter of 2009, representing a 94.0% decrease from second quarter 2008 volume of $2.1 billion.

•	Structured Finance production volume was approximately $68.9 million in the second quarter of 2009, a decrease of 62.7% from the second quarter 2008 volume of approximately $184.9 million.

•	Loan Sales production volume was approximately $23.8 million for the second quarter 2009, a decrease of 95.7% from the second quarter 2008 volume of $547.4 million.

•	At the end of each of the second quarter 2009 and 2008, the amount of active private equity discretionary fund transactions on which HFF Securities had been engaged and might recognize additional future revenue was approximately $2.0 billion.

•	The principal balance of the Company’s Loan Servicing portfolio increased approximately 3.6% to approximately $24.6 billion at the end of the second quarter 2009 from approximately $23.7 billion at the end of the second quarter 2008.
Six Month Production Volume
          Production volumes for the six months ended June 30, 2009 totaled more than $2.7 billion on 143 transactions, representing a 76.2% decrease in production volume and a 60.1% decrease in the number of transactions when compared to the production volumes of approximately $11.5 billion on 358 transactions for the comparable period in 2008. The average transaction size for the six months ended June 30, 2009 was $19.2 million, representing a 40.5% decrease from the comparable figure of $32.2 million in the first six months of 2008.

HFF reports second quarter 2009 financial results

	(dollars in thousands)
	For the Six Months Ended June 30,
By Platform	2009		2008
		# of		# of
	Production Volume	Transactions	Production Volume	Transactions
Debt Placement	$2,112,347	111	$6,954,479	258
Investment Sales	475,552	18	3,611,114	69
Structured Finance	91,671	8	566,723	7
Loan Sales	62,248	6	395,165	24

Total Transaction Volume	$2,741,818	143	$11,527,481	358

Average Transaction Size	$19,174		$32,200

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$1,958,000		$2,020,500
Loan Servicing Portfolio Balance	$24,604,391	2,060	$23,745,505	2,040
Business Comments
          The Company’s total employment was 385 as of June 30, 2009, which represents an 11.1% net decrease from the year end 2008 employment level of 433 and a 21.6% decrease from the total employment of 491 employees as of June 30, 2008. Although total employment has decreased 21.6%, we still employed 163 producers as of June 30, 2009 as compared to 174 producers as of June 30, 2008, or a decrease of only 6.3%. The decrease in employment level is the result of cost-saving initiatives undertaken by the Company, primarily in the fourth quarter of 2008 and second quarter 2009, in response to the current and continuing negative trends in global and domestic economies and capital markets.
          “Our second quarter and six month results continue to be negatively impacted by the significant decrease in transactional activity caused in large measure by the continuing adverse and unprecedented conditions in the global capital markets as well as the continuing deep economic recession in the U.S. and in a majority of other global economies which are now impacting the property level fundamentals in the U.S. commercial real estate markets. We believe these difficult economic conditions will continue throughout the remainder of 2009 and possibly into 2010 and are likely to continue to negatively impact the property level fundamentals in the U.S. commercial real estate sector well into 2011 and possibly 2012,” said John H. Pelusi, Jr., HFF, Inc.’s chief executive officer. “As previously announced, we have implemented a number of cost-saving initiatives and taken necessary measures to more appropriately align our resources with these challenging economic conditions, which measures included significant reductions or eliminations of management salaries and personnel reductions of approximately 21.6% as compared to our highest

HFF reports second quarter 2009 financial results

employment level at the end of the second quarter 2008. We are prepared to make further adjustments in the event that the situation warrants as we continue to focus on operating our business as efficiently as possible,” said Mr. Pelusi. “With 163 transaction professionals with an average tenure of more than 16 years in the real estate industry and more than eight years tenure with the Company, we remain very focused on ways to also take advantage of all revenue generating opportunities we see including a special emphasis on our Special Asset Group, which is focused on distressed debt and REO activity, our loan sales and loan sale advisory business for performing and non-performing debt, our multifamily debt and investment sales business which is able to take advantage of the resiliency of the Agencies (Freddie Mac and FNMA), our investment banking advisory business as well as our loan servicing line of business, which continues to grow despite the decline in transaction activity in our debt placement. Many of our existing and new clients are faced with extraordinarily difficult situations and/or potential opportunities given the lack of liquidity in the capital markets as well as deteriorating property level fundamentals in the commercial real estate sector brought on by the recession. We are fully focused on finding the best real estate and capital markets solution for each of our client’s respective individual needs,” stated Mr. Pelusi.
          “We are grateful for our existing and new clients who continue to show their confidence in our ability to create and execute viable solutions for them, especially in these very difficult and challenging conditions. We would also like to thank each of our associates who continue to demonstrate their ability to quickly adapt and innovate in this challenging environment by sharing their collective knowledge from each transaction with their fellow associates to provide superior value-added services to our clients,” added Mr. Pelusi.
Non-GAAP Financial Measures
          This earnings press release contains a non-GAAP measure, EBITDA, which as calculated by the Company is not necessarily comparable to similarly titled measures reported by other companies. Additionally, EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of EBITDA and a reconciliation of EBITDA with net loss, see the section of this press release titled “EBITDA Reconciliation.”

HFF reports second quarter 2009 financial results

Earnings Conference Call
          The Company’s management will hold a conference call to discuss second quarter 2009 financial results on Tuesday, August 4th, at 8:30 a.m. Eastern Time. To listen, participants should dial 800-561-2718 in the U.S. and 617-614-3525 for international callers approximately 10 minutes prior to the start of the call and enter participant code 15049937. A replay will become available after 11:30 a.m. Eastern Time on August 4th and will continue through September 4, 2009, by dialing 888-286-8010 (U.S. callers) and 617-801-6888 (international callers) and entering participant code 79254444.
          The live broadcast of the Company’s quarterly conference call will be available online on the Company’s website at www.hfflp.com on Tuesday, August 4th, beginning at 8:30 a.m. Eastern Time. The broadcast will be available on the Company’s website for one month. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.
About HFF, Inc.
          Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 17 offices nationwide and is one of the leading providers of commercial real estate and capital markets services, by transaction volume, to the U.S. commercial real estate industry. The Company offers clients a fully integrated national capital markets platform including debt placement, investment sales, structured finance, private equity, investment banking and advisory services, loan sales and commercial loan servicing.
Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the current conditions in the global markets and, in particular, the U.S. debt

HFF reports second quarter 2009 financial results

markets; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture and other risks associated with our transformation to a public company; (4) the deteriorating business of certain of our clients; (5) competitive pressures; (6) risks related to our organizational structure; and (7) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.
Additional information concerning factors that may influence HFF, Inc.’s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.
HFF, Inc.
Consolidated Balance Sheets
(dollars in thousands)
(Unaudited)

	June 30,	December 31,
	2009	2008
ASSETS
Cash, cash equivalents and restricted cash	$32,367	$37,218
Accounts receivable and prepaids	5,848	8,592
Mortgage notes receivable	62,625	16,300
Property, plant and equipment, net	4,758	5,294
Deferred tax asset, net	125,366	124,168
Intangible assets, net	11,046	11,361
Other noncurrent assets	452	459

	$242,462	$203,392

LIABILITIES AND STOCKHOLDERS EQUITY
Warehouse line of credit	$62,625	$16,300
Accrued compensation, accounts payable, payable to affiliate and other current liabilities	6,355	9,115
Long-term debt (includes current portion)	277	151
Deferred rent credit and other liabilities	3,736	3,913
Payable under the tax receivable agreement	108,287	108,287

Total liabilities	181,280	137,766
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 16,536,050 and 16,446,480 shares outstanding, respectively	165	164
Class B Common Stock, par value $0.01 per share, 1 share authorized, 1 share issued and outstanding	—	—
Additional paid in capital	26,786	26,206
Treasury stock	(173)	—
Retained earnings	10,513	12,756

Total stockholders’ equity	37,291	39,126
Noncontrolling interest (1)	23,891	26,500

Total equity	61,182	65,626

	$242,462	$203,392

Notes
(1) As of December 31, 2008, the Company’s balance sheet reflected a minority interest balance of $26.5 million which represented Holdings approximate 55% ownership interest in the Operating Partnerships.

HFF reports second quarter 2009 financial results

Effective January 1, 2009, the Company adopted the provisions of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. SFAS No. 160 changes the accounting and reporting for minority interests, which are now to be characterized as “noncontrolling interests” and classified as a component of equity. The noncontrolling interest adjustment on the consolidated financials statements of HFF, Inc. relates to the ownership interest of Holdings in the Operating Partnerships as a result of the initial public offering. As the sole stockholder of Holliday GP (the sole general partner of the Operating Partnerships), the Company operates and controls all of the business and affairs of the Operating Partnerships. The Company consolidates the financial results of the Operating Partnerships, and the ownership interest of Holdings in the Operating Partnerships is reflected as a noncontrolling interest in HFF, Inc’s consolidated financial statements. The noncontrolling interest presented in the Company’s Consolidated Operating Results is calculated based on the income from the Operating Partnerships.
(2) During the six months ended June 30, 2008, the decrease in payable under the tax receivable agreement on the Consolidated Operating Results statement of HFF, Inc. reflects the decrease in the estimated tax benefits owed to Holdings under the tax receivable agreement between the Company and Holdings. This decrease in tax benefits owed to Holdings reflects the remeasurement of the related deferred tax asset.
EBITDA Reconciliation
          The Company defines EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization and income reported to the noncontrolling interest. The Company uses EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use EBITDA as a supplemental measure to evaluate its overall operating performance. However, EBITDA has material limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes. Note that the Company classifies the interest on the Company’s warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income in determining EBITDA. In

HFF reports second quarter 2009 financial results

addition, note that the Company includes in net income the income upon the initial recognition of mortgage servicing rights and, accordingly, it is included in net income in determining EBITDA. The items that the Company has eliminated from net income in determining EBITDA are interest expense, income taxes, depreciation of fixed assets, amortization of intangible assets, and noncontrolling interest. Some of these eliminated items are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs. Any measure that eliminates components of the Company’s capital structure and costs associated with carrying significant amounts of fixed assets on its balance sheet has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on EBITDA as a performance measure but also considers its GAAP results. EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.
     Set forth below is an unaudited reconciliation of consolidated net (loss) income to EBITDA for the Company for the three and six months ended June 30, 2009 and 2008:
EBITDA for the Company is calculated as follows:
(dollars in thousands)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net (loss) income	$(200)	$1,068	$(2,243)	$105
Add:
Interest expense	316	5	322	11
Income tax (benefit) expense	(231)	361	(1,041)	4,464
Depreciation and amortization	889	742	1,745	1,476
Noncontrolling interest	291	2,912	(2,572)	2,814

EBITDA	$1,065	$5,088	$(3,789)	$8,870

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